Exhibit 99.1

Genzyme Reports Financial Results for the Second Quarter of 2010

Provides New 2010 Non-GAAP EPS Guidance of $1.90 - $2.00

Updates Product Supply Outlook

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 21, 2010--Genzyme Corp. (NASDAQ: GENZ) today reported that second-quarter revenue was $1.08 billion, compared with $1.23 billion in the same period last year, reflecting limited shipments of Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta) due to product supply constraints in 2010. The company expects to be able to increase shipments of Cerezyme and Fabrazyme during the second half of the year.

GAAP net income was $23,000, or $0.00 per diluted share, compared with net income of $187.6 million, or $0.68 per diluted share, in the second quarter of 2009. Non-GAAP net income was $47.6 million, or $0.18 per diluted share, compared with $226.6 million, or $0.82 per diluted share, in the same period last year.

GAAP and non-GAAP figures include pre-tax manufacturing write-offs of $21.9 million, or $0.06 per diluted share, primarily for material that had to be discarded following the interruption in operations at the Allston facility late in the first quarter and for costs associated with the temporary shutdown of the company’s Haverhill, U.K., facility in December 2009. These figures also include a pre-tax write-down of $32.3 million, or $0.08 per diluted share, for the company’s 2008 equity investment in Isis Pharmaceuticals, reflecting the extent to which the share price paid exceeds the current market value. Non-GAAP net income excludes stock compensation expenses and costs associated with the acquisition of oncology products from Bayer.

“This was a difficult quarter as reflected in our financial results, but based on the progress we’ve made with our recovery efforts, the outlook for the second half of 2010 is promising,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “We are encouraged by the improvements in Cerezyme and Fabrazyme manufacturing. We expect that increasing sales of these products combined with reductions in our operating costs will produce an increase in earnings during the second half of the year.”

During the second quarter, Genzyme continued to make progress in transforming its manufacturing operations, maximizing the potential of its product portfolio, and advancing key pipeline programs to ensure sustainable long-term growth. Major operational milestones included FDA approval of Lumizyme™ (alglucosidase alfa) for late-onset Pompe disease patients in the United States; progress in moving fill/finish operations out of the Allston manufacturing facility; and the strongest quarter to date in the ongoing U.S. launch of Synvisc-One.

The company also continues to make progress in executing its plan for shareholder value creation announced in May. The plan builds on the series of operational and organizational changes the company has made over the past year.

  Last month, Genzyme completed a debt offering of $1 billion. This debt was used to enter into an accelerated stock buyback for the first half of a $2 billion share repurchase. The full impact of this buyback on the company’s weighted average share count will be seen in the third and fourth quarters.
  The company has made progress in its efforts to find strategic alternatives for its Genetics, Diagnostics, and Pharmaceuticals businesses, and is on-track to complete transactions by the end of this year.
  Genzyme has retained independent consultants and has begun identifying potential efficiencies and cost reductions to improve its operating margins. The company is in the process of evaluating its global organization and cost structure to develop a multi-year action plan which will be implemented beginning this fall.

In the area of corporate governance, Genzyme settled its proxy contest and shareholders re-elected all of the company’s directors. In addition, Genzyme’s board appointed Steven Burakoff, M.D., Eric Ende, M.D., and Dennis Fenton, Ph.D., as directors.

Product Supply Update

Cerezyme

Production of Cerezyme is now in-line with historical averages and the Allston facility remains fully operational. With production proceeding successfully, Genzyme will begin increasing shipments in August. The company expects that patients will be able to begin increasing their doses in September and return to normal dosing in the fourth quarter. Genzyme will increasingly look to make therapy available to new patients in need during the fourth quarter as supply becomes available.

Fabrazyme

Genzyme continues its efforts to improve the productivity of the Fabrazyme manufacturing process, and has received both FDA and EMA approval to use the new working cell bank. As previously communicated, the current shipping allocations will remain in place for the third quarter. Shipments of Fabrazyme are expected to increase in the fourth quarter.

Since levels of demand, ordering patterns and dose regimens vary by region, Genzyme staff in countries around the world will provide patients and physicians with more information on the local impact of this guidance for each product. Because inventories remain limited, any manufacturing disruptions or delays in shipping can impact availability of Cerezyme and Fabrazyme.

At the company’s new Framingham manufacturing facility, two bioreactors are currently operational and Fabrazyme engineering runs are planned for September. The facility is on-track for approval, anticipated in late 2011.

Consent Decree

During the second quarter, Genzyme began implementing changes to address requirements of the FDA consent decree, including transitioning fill/finish operations out of its Allston facility. The company signed a new agreement with Hospira Worldwide Inc., which will provide fill/finish manufacturing services for some of the company’s products. Genzyme has transitioned fill/finish for Cerezyme and Myozyme to its Waterford, Ireland facility, and is in the process of transferring Thyrogen® (thyrotropin alfa for injection) and Fabrazyme fill/finish to Hospira. Process validation runs for Thyrogen and Fabrazyme are underway at Hospira, and the company is on-track to meet its late November 2010 deadlines to complete this transition for all Thyrogen and Fabrazyme that is sold in the United States.

2010 Financial Guidance

Genzyme is providing new 2010 financial guidance based on several factors, including: updated information regarding Cerezyme and Fabrazyme supply; the consent decree; and the estimated impact of foreign exchange, health care reform in the United States, and new product pricing being implemented in the European Union. Please see the attached guidance sheet for additional detail and a reconciliation to the company’s previous guidance.

Cerezyme revenue is expected to be $725 million - $775 million and Fabrazyme revenue is expected to be $200 million - $220 million. Total 2010 revenue is expected to be $4.4 billion - $4.5 billion. Non-GAAP EPS is expected to be $0.40 - $0.50 per diluted share in the third quarter, $0.90 - $1.00 per diluted share in the fourth quarter, and $1.90 - $2.00 per diluted share for the full year. This new guidance excludes revenue and expenses in the second half of the year for the three businesses that are expected to be divested.

Second Quarter Results and Business Updates

Within the Personalized Genetic Health segment, second-quarter sales of Myozyme® (alglucosidase alfa) increased 16 percent to $92.1 million from $79.3 million in the same period in 2009. Second-quarter revenue reflects a negative $3.7 million impact of foreign exchange. Genzyme on May 24 received FDA approval for Lumizyme, and has implemented a Risk Evaluation and Mitigation Strategy (called the Lumizyme ACE Program) to ensure that the appropriate patients receive Lumizyme commercially.

Genzyme has initiated this program with the health care professionals involved in the Alglucosidase Alfa Temporary Access Program (ATAP), the program created in 2007 through which Genzyme has provided therapy free of charge to nearly 200 patients prior to commercial approval of Lumizyme. Genzyme will keep ATAP open until August 20, 2010 to ensure that patients have uninterrupted therapy while working to enroll participants in the Lumizyme ACE Program. Genzyme has also begun working with U.S. health care professionals to enable those adult patients who have been waiting to access treatment to begin Lumizyme therapy.

Second-quarter sales of Cerezyme were $138.7 million compared with $298.1 million in the second quarter of last year and sales of Fabrazyme were $39.5 million, compared with $134.3 million in the same period last year. Due to supply constraints, Cerezyme was shipped at 50 percent of demand and Fabrazyme was shipped at 30 percent of demand for the entire second quarter.

Within the Biosurgery segment, sales of Synvisc® (hylan G-F 20) increased 31 percent to $107.7 million from $82.4 million in last year’s second quarter, driven by Synvisc-One, which was launched in the United States in March 2009. Growth is resulting both from gains in market share and from overall expansion of the U.S. viscosupplement market, which grew approximately 14 percent in the first half of 2010 compared with the same period last year. Synivsc-One now represents two-thirds of all U.S. Synvisc revenue.

Within the Renal and Endocrinology segment, sales of Genzyme’s sevelamer therapies, Renvela® (sevelamer carbonate) and Renagel® (sevelamer hydrochloride), were $170.1 million, compared with $175.4 million during the second quarter of 2009, reflecting increased U.S. sales volume offset by price decreases being implemented by some E.U. countries. The ongoing launch of Renvela in Europe continues to progress well, with launches in the key markets of France, Spain, Italy and the U.K. expected to take place during the second half of 2010.

Sales of Thyrogen increased 8 percent to $46.3 million from $42.9 million in the second quarter of 2009. In accordance with terms of the consent decree, a Dear Healthcare Provider letter describing the patients for whom FDA considers Thyrogen to be medically necessary is currently being included in all U.S. shipments of Thyrogen. Genzyme has limited its promotional activities in the United States to be consistent with the requirements of the consent decree. Once fill/finish operations are transferred to Hospira, the criteria will no longer be in effect and Genzyme will resume normal U.S. promotional work.

Total revenue for the Hematology and Oncology segment, including the oncology products acquired from Bayer in May 2009, increased 58 percent to $176.5 million from $112.0 million in last year’s second quarter.

Within this segment, sales of Mozobil® (plerixafor injection) nearly doubled to $22.1 million from $11.7 million in the second quarter last year, reflecting a 23 percent increase in U.S. sales and the robust launch in Europe. Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) increased 9 percent to $58.2 million compared with $53.6 million in the second quarter of 2009, with significant growth coming from the Asia-Pacific region.

Second-quarter growth in this segment was also driven by sales of Clolar® (clofarabine injection), which increased 29 percent to $25.5 million from $19.7 million in the same period a year ago, with volume growth occurring in all major markets. Data from the phase 3 trial of Clolar in combination with an approved therapy in second-line adult acute myeloid leukemia are expected in the fourth quarter, and positive findings would support regulatory filings for a label expansion in this indication.

Other revenue – which includes the company’s Genetics, Diagnostics, and Pharmaceuticals businesses – was $130.0 million in the second quarter of 2010 compared with $143.1 million in the same period last year.

Operating Expenses

Genzyme’s GAAP SG&A was $402.5 million, compared with $354.1 million in the second quarter of 2009. Non-GAAP SG&A was $375.9 million compared with $316.3 million in the same period last year. SG&A reflects expenses associated with the acquisition of the Bayer oncology products, the proxy contest, and consent decree legal fees.

The company’s GAAP R&D was $225.6 million compared with $210.5 million in last year’s second quarter; non-GAAP R&D was $211.5 million compared with $190.7 million in the second quarter of 2009.

Late-Stage R&D Programs

Genzyme has a strong late-stage pipeline that is expected to help drive long-term growth:

  Five-year follow-up data from Genzyme’s phase 2 trial of alemtuzumab in multiple sclerosis have been accepted for presentation at the European Committee for Treatment and Research in Multiple Sclerosis annual meeting in October. Two phase 3 studies are ongoing and data are expected next year. Genzyme has finalized its regulatory filing strategy, and now plans to await results of both phase 3 studies and file with data from the two trials to provide the most robust submission. The company expects to file for U.S. and E.U. approval in early 2012, and has been granted fast track status by the FDA for this submission.
  Enrollment is underway in three global, multi-center, phase 3 trials of eliglustat tartrate, Genzyme’s investigational oral therapy for patients with Gaucher disease type 1. There are currently a total of 48 active sites for these trials, with additional sites preparing to begin enrollment. This therapy has the potential to transform the treatment experience for patients by providing a daily oral capsule option instead of bi-weekly infusions.
  Genzyme and Isis Pharmaceuticals Inc. expect to report data this quarter from two phase 3 studies of mipomersen: one includes patients with severe hypercholesterolemia and the other includes hypercholesterolemic patients at high risk for coronary heart disease. These two studies are the last of the four phase 3 trials that will contribute to the initial U.S. and E.U. regulatory filings for the product, which will seek approval for the treatment of patients with the genetic disease homozygous familial hypercholesterolemia. These two filings may also include patients with severe hypercholesterolemia, and are anticipated in the first half of 2011.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and immune disease. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

This press release contains forwarding-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation: its 2010 financial guidance; its expectations regarding shipments of Cerezyme and Fabrazyme and patient dosing of Cerezyme; its expectation that its new Framingham manufacturing facility will be approved in late 2011; its expectation of when results from its two phase 3 studies of alemtuzumab in MS patients will be available and its regulatory filing plans and timetables for the product; its assessment that the company is on track to meet its deadlines to transition all Thyrogen and Fabrazyme fill/finish operations for product sold in the U.S. to Hospira; its assessment that the planned divestitures of three of its business units are on-track for completion by year end; its expectations regarding mipomersen, including the timing of data availability from two phase 3 studies and the anticipated regulatory filing strategy and timing; its expectation that Renvela will be launched in key European markets during the second half of 2010; and its expectations for Clolar, including that data from the phase 3 trial of Clolar in combination in second-line adult AML will be available in the fourth quarter and that such data will support a label expansion; its plans to begin implementation of a multi-year action plan to improve operating margins in the fall; and its assessment that eliglustat tartrate has the potential to transform the treatment experience for Gaucher patients. These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others: that production and shipment of Fabrazyme and Cerezyme does not continue as planned due to any reason, including contamination, equipment malfunctions, cell growth at lower than expected levels, fill-finish inefficiencies, power outages, human error or regulatory issues; that Genzyme is unable to meet its 2010 financial guidance for any reason, including due to lower than expected revenues attributable to further manufacturing issues or an inability to transition Lumizyme patients to commercial product as quickly as anticipated, or higher than expected operating expenses; that Genzyme cannot obtain on expected timetables or maintain regulatory approvals for its products and manufacturing facilities, including its Allston manufacturing facility, its new Framingham facility, and a third Myozyme bioreactor in its Geel facility; that Genzyme is unable to successfully transition its fill/finish operations out of its Allston facility to its Waterford, Ireland plant and to Hospira on planned timelines; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes and for anticipated indications, including alemtuzumab-MS, mipomersen and eliglustat tartrate for any reason, including trial results that are not as favorable as expected and safety profiles that reduce the potential target population; that Genzyme is unable to complete any or all of its planned business divestitures by the end of the year; and the risks and uncertainties described in Genzyme's SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption "Risk Factors" in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Genzyme's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of July 21, 2010 and Genzyme undertakes no obligation to update or revise them.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Synvisc®, Synvisc-One®, Renvela®, Renagel®, Thyrogen®, Mozobil®, Clolar®, and Thymoglobulin® are registered trademarks and Lumizyme™ is a trademark of Genzyme Corporation or its subsidiaries. All rights reserved.

Conference Call Information

Genzyme will host a conference call today at 11 a.m. Eastern. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 402-998-1512. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on July 28, 2010.

Upcoming Events

On October 20, 2010, Genzyme will report its financial results for the third quarter of 2010. There will be a conference call at 11 a.m. Eastern. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 203-369-3645. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on October 27, 2010.

GENZYME CORPORATION (GENZ)
Consolidated Statements of Operations	Three Months Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share amounts)	June 30,		June 30,
	2010	2009	2010	2009

Total revenues	$1,079,439	$1,228,510	$2,153,912	$2,377,381

Operating costs and expenses:
Cost of products and services sold	361,671	350,523	707,282	646,335
Selling, general and administrative	402,535	354,128	955,845	672,089
Research and development	225,558	210,522	446,488	417,447
Amortization of intangibles	67,891	63,945	138,875	121,543
Contingent consideration expense	10,021	9,090	72,570	9,090
Total operating costs and expenses	1,067,676	988,208	2,321,060	1,866,504
Operating income (loss)	11,763	240,302	(167,148)	510,877

Other income (expenses):
Gain (loss) on investments in equity securities, net	(870)	(105)	(1,567)	(681)
Gain on acquisition of business	-	24,159	-	24,159
Other	(31,207)	(2,056)	(31,646)	(3,035)
Investment income	3,084	4,144	6,384	9,494
Interest expense	1	-	1	-
Total other income (expenses)	(28,992)	26,142	(26,828)	29,937
Income (loss) before income taxes	(17,229)	266,444	(193,976)	540,814
(Provision for) benefit from income taxes	17,252	(78,870)	79,051	(157,754)
Net income (loss)	$23	$187,574	$(114,925)	$383,060

Net income (loss) per share:
Basic	$0.00	$0.69	$(0.43)	$1.42

Diluted (1)	$0.00	$0.68	$(0.43)	$1.39

Weighted average shares outstanding:
Basic	265,270	269,958	265,760	270,406

Diluted (1)	270,125	274,852	265,760	276,225

GENZYME CORPORATION (GENZ)
Condensed Consolidated Balance Sheets			June 30,	December 31,
(Unaudited, amounts in thousands)			2010	2009

Cash and all marketable securities			$974,154	$1,049,700
Other current assets			1,865,324	1,896,927
Property, plant and equipment, net			2,846,148	2,809,349
Intangibles, net			3,367,068	3,716,625
Other noncurrent assets			715,006	588,123
Total assets			$9,767,700	$10,060,724

Current liabilities			$1,268,537	$1,080,130
Noncurrent liabilities			2,019,958	1,296,942
Stockholders' equity			6,479,205	7,683,652
Total liabilities and stockholders' equity			$9,767,700	$10,060,724

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release. Please refer to our Form 10-Q's and Form 10-K's for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

In addition, we believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are filed as 8-K's with the Securities and Exchange Commission at www.sec.gov. The Non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance.

(1) Diluted net loss per share and diluted weighted average shares outstanding for the six months ended June 30, 2010 excludes the effect of all common stock equivalents because their effect would be anti-dilutive due to our net loss for the period.

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)
						Q2-10
						vs.
						Q2-09
	Q2-09	Q3-09	Q4-09	Q1-10	Q2-10	% B/(W)	FY 2008	FY 2009	YTD 6/30/10
Total revenues:
Personalized Genetic Health
Cerezyme	$298,087	$93,599	$105,368	$179,147	$138,736	(53%)	$1,238,977	$793,024	$317,883
Fabrazyme	134,302	115,161	58,026	53,241	39,484	(71%)	494,260	429,690	92,725
Myozyme	79,273	85,980	91,900	86,059	92,054	16%	296,176	324,545	178,113
Aldurazyme	39,190	40,331	38,707	39,897	43,651	11%	151,664	155,065	83,548
Other Personalized Genetic Health	30,876	34,807	54,043	34,160	36,615	19%	114,950	147,286	70,775
Total Personalized Genetic Health product and service revenue	581,728	369,878	348,044	392,504	350,540	(40%)	2,296,027	1,849,610	743,044
R&D Revenue	-	-	-	-	-		110	-	-
Total Personalized Genetic Health	581,728	369,878	348,044	392,504	350,540	(40%)	2,296,137	1,849,610	743,044

Renal and Endocrinology
Renagel and Renvela (including Sevelamer)	175,398	181,702	178,890	164,607	170,066	(3%)	677,729	706,589	334,673
Hectorol	28,981	36,869	31,877	42,025	41,863	44%	128,153	130,757	83,888
Subtotal	204,379	218,571	210,767	206,632	211,929	4%	805,882	837,346	418,561
Thyrogen	42,860	41,691	47,267	45,625	46,300	8%	148,448	170,644	91,925
Other Renal and Endocrinology	30	-	-	-	-	(100%)	-	30	-
Total Renal and Endocrinology product and service revenue	247,269	260,262	258,034	252,257	258,229	4%	954,330	1,008,020	510,486
R&D revenue	8	156	155	166	150	>100%	90	332	316
Total Renal and Endocrinology	247,277	260,418	258,189	252,423	258,379	4%	954,420	1,008,352	510,802

Biosurgery
Synvisc	82,417	87,526	95,419	79,507	107,686	31%	263,094	328,533	187,193
Sepra products	36,038	37,831	40,365	37,177	38,935	8%	133,663	148,538	76,112
Other Hyaluronic Acid products	8,113	8,800	6,698	8,984	4,818	(41%)	45,587	34,597	13,802
Total Hyaluronic Acid product and service revenue	126,568	134,157	142,482	125,668	151,439	20%	442,344	511,668	277,107
Cell-Based Therapy	11,358	10,449	14,080	10,645	11,839	4%	42,547	45,788	22,484
Other Biosurgery	531	394	343	494	300	(44%)	3,564	1,866	794
Total Biosurgery product and service revenue	138,457	145,000	156,905	136,807	163,578	18%	488,455	559,322	300,385
R&D revenue	870	647	414	559	404	(54%)	2,645	2,493	963
Total Biosurgery	139,327	145,647	157,319	137,366	163,982	18%	491,100	561,815	301,348

Hematology and Oncology
Mozobil	11,650	12,896	19,267	18,966	22,141	90%	639	54,650	41,107
Thymoglobulin	53,632	53,412	58,265	52,910	58,232	9%	183,296	215,964	111,142
Clolar	19,708	21,182	22,230	24,688	25,520	29%	64,044	81,280	50,208
Other Hematology and Oncology	26,148	56,096	68,978	59,727	70,597	>100%	47,120	158,659	130,324
Total Hematology and Oncology product and service revenue	111,138	143,586	168,740	156,291	176,490	59%	295,099	510,553	332,781
R&D revenue	852	7	24	19	7	(99%)	14,439	2,367	26
Total Hematology and Oncology	111,990	143,593	168,764	156,310	176,497	58%	309,538	512,920	332,807

Multiple Sclerosis R&D revenue	5,066	-	110	-	-	(100%)	21,709	12,467	-

Other
Genetics/Diagnostics product and service revenue	132,955	133,748	142,340	132,582	126,277	(5%)	477,614	538,237	258,859
Other product and service revenue	9,571	3,648	5,137	3,099	3,397	(65%)	51,473	29,441	6,496
Total Other product and service revenue	142,526	137,396	147,477	135,681	129,674	(9%)	529,087	567,678	265,355
R&D revenue	596	582	727	189	367	(38%)	3,048	2,683	556
Total Other	143,122	137,978	148,204	135,870	130,041	(9%)	532,135	570,361	265,911

Total revenues	$1,228,510	$1,057,514	$1,080,630	$1,074,473	$1,079,439	(12%)	$4,605,039	$4,515,525	$2,153,912

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission. Please refer to our Form 10-Q's and Form 10-K's for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Three Months Ended June 30, 2010
(Amounts in thousands, except percentage and per share data)

							OTHER DISCRETE ITEMS
							(included in GAAP and Non-GAAP results)
			Bayer Acquisition Related	Stock Compensation Expense
	GAAP As Reported						Manufacturing Related (2)	Investment Impairment (3)
						NON-GAAP (1)
Income Statement Classification:

Total revenues		$1,079,439				$1,079,439

Cost of products and services sold		$(361,671)	$10,241	$3,975		$(347,455)	$21,970
Gross margin	66%	$717,768	$10,241	$3,975	68%	$731,984	$21,970

Selling, general and administrative		$(402,535)		$26,625		$(375,910)

Research and development		$(225,558)		$14,094		$(211,464)

Amortization of intangibles		$(67,891)				$(67,891)

Contingent consideration expense		$(10,021)	$10,021			$-

Equity in loss of equity method investments		$(870)				$(870)

Other		$(31,207)				$(31,207)		$32,250

Investment income		$3,084				$3,084

Interest expense		$1				$1

Summary:

Income (loss) before income taxes		$(17,229)	$20,262	$44,694		$47,727	$21,970	$32,250

(Provision for) benefit from income taxes	100.14%	$17,252	$(3,884)	$(13,452)	-0.18%	$(84)	$(5,513)	$(11,893)

Net income (loss)		$23	$16,378	$31,242		$47,643	$16,457	$20,357

Net income (loss) per share:
Basic		$0.00	$0.06	$0.12		$0.18	$0.06	$0.08

Diluted		$0.00	$0.06	$0.12		$0.18	$0.06	$0.08

Weighted average shares outstanding:
Basic		265,270	265,270	265,270		265,270	265,270	265,270

Diluted		270,125	270,125	270,125		270,125	270,125	270,125

Notes:
(1) Represents the Non-GAAP results of operations for Genzyme Corporation for the three months ended June 30, 2010. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding. Therefore, earnings per share may not add across due to rounding.

(2) Represents primarily write-offs of inventory due to the interruption in operations late in the first quarter at our Allston, MA facility, as well as costs associated with the temporary shutdown at our Haverhill, UK facility in December 2009.

(3) Represents a write-down of our investment in the common stock of ISIS Pharmaceuticals, Inc., to the extent our cost exceeds the market value, in accordance with GAAP.

Genzyme 2010 Guidance
($ in millions, except percentages and per share amounts)

		2010 Guidance Ranges
	2009 Act	Low End		High end
Revenue:
Cerezyme	$793	$725	-	$775
Fabrazyme	$430	$200	-	$220
Myozyme	$325	$410	-	$440
Total PGH (including Cardio)	$1,850	$1,725	-	$1,765

Synvisc/Synvisc One	$329	$420	-	$430
Total Biosurgery	$562	$670	-	$690

Renagel/Renvela	$707	$690	-	$700
Total Renal and Endocrinology	$1,008	$1,040	-	$1,050

Total Hematology and Oncology (Incl. Thymo)	$513	$710	-	$740

Total Other (3)	$583	$265	-	$265

TOTAL REVENUE	$4,516	$4,410	-	$4,510

GROSS MARGIN (1)(2)(3)	71%	71%	-	72%

SG&A (1)(2)(3)	$1,318	$1,325	-	$1,355
R&D (1)(2)(3)	$804	$855	-	$875
Amortization	$266	$273	-	$275

Tax Rate (1)(2)(3)	25%	23%		24%

GENZ NON-GAAP EPS (1)(2)(3)	$2.27	$1.90	-	$2.00

WTD Average Diluted Shares O/S	274	263	-	264

Diluted EPS Impact of Acquisition, Consent Decree and Stock-Based
Compensation Expenses		$1.63		$1.65

This financial guidance, which is provided as part of a press release dated July 21, 2010, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

(1)2009 and 2010 Non-GAAP figures exclude the impact of acquisition related expenses, consent decree and stock compensation expense.

(2)2009 Non-GAAP figures are reconciled on the 2009 "Genzyme Corporation Reconciliation of GAAP to Non-GAAP Earnings" schedule found on the guidance and reconciliation page within the investors section at www.genzyme.com

(3) Guidance reflects Q1 and Q2 Non-GAAP reported results for Diagnostics, Genetics, and Pharmaceuticals business units pending transactions.

Genzyme 2010 Guidance
GAAP to Non-GAAP Reconciliations
($ in millions, except percentages and per share amounts)

Projected product gross margin GAAP to non-GAAP	7/21/2010
reconciliation:
GAAP projected product gross margin	70% - 71%
Bayer acquisition related - Inventory step up	1% - 1%
Non-GAAP projected product gross margin**	71% - 72%

Projected selling, general and administrative expenses GAAP to non-
GAAP reconciliation:
GAAP projected selling, general and administrative expenses	$1,600 - $1,640
Stock-based compensation expenses	$100 - $110
Consent Decree	$175 - $175
Non-GAAP projected selling, general and administrative expenses	$1,325 - $1,355

Projected research and development expenses GAAP to non-GAAP reconciliation:
GAAP projected research and development expenses	$905 - $930
Stock-based compensation expenses	$50 - $55
Non-GAAP projected research and development expenses	$855 - $875

Projected diluted EPS impact of acquisition and stock-
based compensation expenses:
Bayer acquisition related - Inventory step up	$0.13 - $0.13
Bayer acquisition-related contingent consideration expense	$0.50 - $0.50
Consent Decree	$0.46 - $0.46
Stock-based compensation expenses	$0.54 - $0.56
Projected diluted EPS impact of acquisition and stock-based compensation expenses	$1.63 - $1.65

** Stock-based compensation expenses have a less than one percent impact on non-GAAP product gross margin.

This financial guidance, which is provided as part of a press release dated July 21, 2010, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

Genzyme 2010 Guidance
($ in millions, except percentages and per share amounts)

		February 17, 2010 Guidance			Supply		F/X	Health Care Reform		Pending	Segment	July 21, 2010 Guidance
	2009 Act	Low End		High end	Consent decree	Volume	Currency	U.S.	Europe	Transactions	update	Low End		High end
Revenue:
Cerezyme	$793	$980	-	$1,037	(175)	-	(40)	(3)	(2)	-	-	$725	-	$775
Fabrazyme	$430	$360	-	$380	(135)	-	(10)	(3)	(2)	-	-	$200	-	$220
Myozyme	$325	$470	-	$500	-	(15)	(40)	(3)	(2)	-	-	$410	-	$440
Total PGH	$1,850	$2,080	-	$2,185	(310)	(10)	(100)	(10)	(8)	-	80	$1,725	-	$1,765

Synvisc/Synvisc One	$329	$430	-	$450	-	(5)	(5)	-	-	-	-	$420	-	$430
Total Biosurgery	$562	$690	-	$710	-	(15)	(10)	-	-	-	-	$670	-	$690

Renagel/Renvela	$707	$740	-	$770	-	(20)	(25)	(6)	(1)	-	-	$690	-	$700
Total Renal and Endocrinology	$1,008	$1,095	-	$1,135	(5)	(5)	(30)	(7)	(1)	-	(5)	$1,040	-	$1,050

Total Hematology and Oncology (Incl. Thymo)	$513	$775	-	$810	-	(35)	(25)	(2)	-	-	-	$710	-	$740

Total Other	$583	$680	-	$690	-	-	(5)	(1)	(1)	(336)	(75)	$265(3)	-	$265(3)

FX Impact (EURO adjusted 1.50 to 1.40, 2/17/10)	-	($90)	-	-	-	-	90	-	-	-	-	-	-	-

TOTAL REVENUE	$4,516	$5,230	-	$5,530	$(315)	$(65)	$(80)	$(20)	$(10)	$(336)	$-	4,410	-	4,510

GROSS MARGIN (1)(2)(3)	71%	71%	-	73%								71%		72%

SG&A (1)(2)(3)	$1,318	$1,510	-	$1,540						(95)	(90)	$1,325	-	$1,355
R&D (1)(2)(3)	$804	$945	-	$960						(9)	(81)	$855	-	$875
Amortization	$266	$320	-	$320						(6)	(41)	$273	-	$275

Tax Rate (1)(2)(3)	25%	27%		28%								23%	-	24%

GENZ NON-GAAP EPS (1)(2)(3)	$2.27	$2.80	-	$3.20								$1.90	-	$2.00

WTD Average Diluted Shares O/S	274	272	-	274								263	-	264

Diluted EPS Impact of Acquisition, Consent Decree and Stock-Based Compensation Expenses												$1.63	-	$1.65

This financial guidance, which is provided as part of a press release dated July 21, 2010, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

(1)2009 and 2010 Non-GAAP figures exclude the impact of acquisition related expenses, consent decree and stock compensation expense.

(2)2009 Non-GAAP figures are reconciled on the 2009 "Genzyme Corporation Reconciliation of GAAP to Non-GAAP Earnings" schedule found on the guidance and reconciliation page within the investors section at www.genzyme.com

(3) Guidance reflects Q1 and Q2 Non-GAAP reported results for Diagnostics, Genetics, and Pharmaceuticals business units pending transactions.

CONTACT:
Genzyme Corp.
Media:
Erin Emlock, 617-768-6923
or
Investors:
Patrick Flanigan, 617-768-6563